Exhibit 23(j)(1) under Form N-1A
                           Exhibit 23 under Item 601/Reg. S-K





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares, Institutional Service Shares and Class Y Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Institutional Shares, Institutional Service Shares and Class Y Shares Statements of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 2-89028) of Federated U.S. Government Securities Fund: 1-3 years, and to the incorporation by reference of our report dated April 17, 2008 on Federated U.S. Government Securities Fund: 1-3 years included in the Annual Report to Shareholders for the fiscal year ended February 29, 2008.




                                                     ERNST & YOUNG LLP


Boston, Massachusetts
April 23, 2008